Exhibit 5.1

Consent of Independent Chartered Accountants

We consent to the use of our report dated October 10, 2003 on the consolidated balance sheets of Shaw Communications Inc. as at August 31, 2003 and 2002 and the consolidated statements of loss and retained earnings (deficit) and cash flows for each of the years in the three year period ended August 31, 2003 in Post-Effective Amendment No. 1 to Registration Statement No. 333-14114 (Form F-10) of Shaw Communications Inc. dated November 12, 2003.

Calgary, Canada
November 12, 2003
/s/ Ernst & Young LLP